Exhibit 10.52

GREEN PLAINS RENEWABLE ENERGY, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of November 1, 2008, between Green Plains Renewable Energy, Inc., an Iowa corporation (the “Company”), and Michael C. Orgas (the “Optionee”).

THE PARTIES AGREE AS FOLLOWS:

1.

Option Grant. The Company hereby grants to the Optionee an option (the “Option”) to purchase the number of shares of the Company’s common stock (the “Shares”), for an exercise price per share (the “Option Price”) as of the Grant Date, all as set forth below:

Shares under option: 50,000

Option Price per Share: $3.23

Grant Date: November 1, 2008

The Option granted hereunder will not be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.

Installment Exercises. Subject to such further limitations as are provided herein, the Option shall become exercisable in four installments, the Optionee having the right hereunder to purchase from the Company the following number of Shares upon exercise of the Option, in cumulative fashion:

Number of Shares	When Exercisable
12,500	Grant Date
12,500	First anniversary of Grant Date
12,500	Second anniversary of Grant Date
12,500	Third anniversary of Grant Date

To the extent not exercisable upon Optionee’s termination of employment with the Company, the Option shall be forfeited, unless otherwise specified in this Agreement.  The Option shall fully vest in the event of a Change in Control.  A “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions:

(a)

any person (as such term is used in Section 13(d) and 14(d) of the 1934 Act, or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the 1934 Act), directly or indirectly of securities of the Company representing 51% or more of the combined voting power of the Company, or

(b)

there is a merger, consolidation, or other business combination transaction of the Company with or into an other corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or surviving entity) outstanding immediately after such transaction, or

(c)

all or substantially all of the Company’s assets are sold.

In addition, in the event of a termination of Optionee’s employment by the Company without Cause, the Option will be deemed to have vested through the next annual anniversary of the Grant Date.  “Cause” shall mean one of the following:  (a) a material breach by Optionee of the terms of this Agreement (including without limitation habitual neglect of or deliberate or intentional refusal to perform any of his material duties and obligations under this Agreement) other than due to Optionee’s death or Disability, not cured within two (2) weeks from receipt of notice from the Board of such breach, (b) material wrongful misappropriation of any money, assets or other property of the Company or any subsidiary or affiliate of the Company, (c) the conviction of Optionee for any felony or a crime involving moral turpitude, or (d) Optionee’s chronic alcoholism or chronic drug addiction.  “Disability” shall mean Optionee is unable to perform (except due to chronic alcoholism or chronic drug addiction) the essential functions of his job and render services of the character previously performed in the ordinary course and that such inability continues for a period of at least three consecutive months (or for shorter periods totaling more than three months during any period of twelve (12) consecutive months).

3.

Shareholder Rights. No rights or privileges of a shareholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a shareholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

4.

Termination. Subject to earlier termination as provided in the Option Plan, this Option will expire, unless previously exercised in full, on the eighth anniversary of the Grant Date.  Notwithstanding the foregoing, to the extent not previously exercised, the Option will terminate, if earlier:  (i) immediately if the Optionee is terminated for Cause; or (ii) twelve (12) months after the date that the Optionee ceases to be an Employee by reason other than termination for Cause.

5.

Terms of the Option Plan.

(a)

The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)

Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for ninety (90) days thereafter, but the Option shall not be exercisable after the expiration of the Option term.

(ii)

To the extent exercisable in accordance with Paragraph 2 at the time of death, the Option may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii)

During the applicable post-Service exercise period, the Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is at the time exercisable. No additional shares shall vest under the Option following the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any shares for which the Option has not been exercised.

(b)

“Service” means the performance of services for the Company (or any parent or subsidiary) by Optionee. Optionee shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee no longer performs services in any capacity for the Company or any parent or subsidiary, or (ii) the entity for which Optionee is performing such services ceases to remain a parent or subsidiary of the Company, even though the Optionee may subsequently continue to perform services for that entity.

(c)

During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death, except that the Plan Administrator may permit the Option to be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate.  “Family Member” means, with respect to the Optionee, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(d)

Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Option, which shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred Option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

6.

Miscellaneous. The grant of the Option (a) shall not confer upon the Optionee any right to continue as a director or employee of, or consultant or advisor to, the Company, and (b) shall not affect in any way the right of the Company to terminate the employment or other service of the Optionee at any time. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Iowa, and may be executed in counterparts. The parties hereby have entered into this Agreement as of the date set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.

By:	/s/ Wayne B. Hoovestol
Title:	Chief Executive Officer

“OPTIONEE”

/s/ Michael C. Orgas
Michael C. Orgas

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